SECURITIES AND EXCHANGE COMMISSION

UNITED STATES

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2014

IMPERIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	001-35064	30-0663473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Park of Commerce Boulevard, Suite 301 Boca Raton, Florida	33487
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (561) 995-4200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

As previously announced, on February 12, 2014, Imperial Holdings, Inc. (the “Company”) entered into a Purchase/Placement Agreement with FBR Capital Markets & Co. in connection with its previously announced private offering of up to $84.0 million of its 8.50% senior unsecured convertible notes due 2019 (the “Notes”).

The offering of the Notes was scheduled to close on February 19, 2014. The offering of the Notes has been postponed due to the Company’s receipt on February 19, 2014 of a summons from the Internal Revenue Service Criminal Investigations division and the Company’s determination that this information should be disclosed to investors in the Notes. The summons requires the Company to produce information about the Company and its former structured settlement business from 2010 to the present. Although the Company has confirmed that the investigation relates to the Company, it is not aware of what allegations, if any, the IRS intends to investigate. The Company believes that the investigation is in a preliminary stage and is not aware of when such investigation will be concluded. The Company is unable to predict what action, if any, might be taken in the future by the IRS as a result of the matters that are the subject of the summons or what impact, if any, the cost of responding to the summons might have on the Company’s financial position, results of operations, or cash flows.

Subject to reconfirming orders from investors, the Company expects to close the offering no later than February 21, 2014.

The information under Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities thereof, nor shall it be deemed to be incorporated by reference in any filing under the Exchange Act or under the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 19, 2014

IMPERIAL HOLDINGS, INC.
(Registrant)

By:	/s/ Michael Altschuler
Michael Altschuler
General Counsel & Secretary

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